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                                                                   EXHIBIT 99(b)


                                   EXHIBIT "A"

                             PLAN OF SHARE EXCHANGE

         This Plan of Share Exchange ("Plan") is entered into between INTERNET MULTI-MEDIA, CORP., a Nevada corporation ("Acquiror") and OASIS TECHNOLOGY SRL, a corporation organized under the laws of the country of Italy ("Acquiree").

         1. Distribution to Shareholders. On the Effective Date, shareholders holding not less than one hundred (100%) percent of Acquiree common shares not dissenting from the Plan shall exchange not less than one hundred (100%) percent of the outstanding stock of Acquiree at the for [________________________] shares of Acquiror's shares and Acquiree shall become a wholly owned subsidiary of Acquiror.

         2. Satisfaction of Rights of Acquiree's Shareholders. All shares of Acquiror's stock into which shares of Acquiree's stock have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

         3. Fractional Shares. Fractional shares of Acquiror's stock will not be issued to the holders of Acquiree's stock. Former holders of Acquiree's stock who would be entitled to receive fractional shares of Acquiror's stock on the Effective Date shall receive one full share for any fractional share due.

         4. Supplemental Action. If at any time after the Effective Date, Acquiror shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Acquiror or Acquiree, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

         5. Filing with the Florida Secretarie of State and Italian Government Agencies and Effective Date. On the Closing, as provided in the Agreement and Plan of Share Exchange of which this Plan is a part, Acquiror and Acquiree shall cause their respective Presidents (or Vice Presidents) to execute Articles of Share Exchange in the form attached to this Plan and, on execution, this Plan shall be deemed incorporated by reference into the Articles of Share Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Nevada Secretary of State and the Italian government. The Articles of Share Exchange shall specify the "Effective Date." The Effective Date shall be August [ ], 2000 or the filing date of the Articles/later, as specified herein or in the Agreement and Plan of Share Exchange.

         6. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by Acquiror or Acquiree by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of Acquiree by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with Nevada Corporate Law.
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         7. Termination. At any time before the Effective Date (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of Acquiree.